Exhibit 99.1

BRT REALTY TRUST

Sells Equity Interest in Newark Joint Venture for $15 Million Gain

Great Neck, New York - February 24, 2016 - BRT REALTY TRUST (NYSE:BRT) announced that on February 23, 2016, it sold its equity interest in the Newark Joint Venture for $16.9 million. BRT anticipates recognizing a gain of approximately $15 million, or $1.05 per diluted share, in the quarter ending March 31, 2016 in connection with this sale. This gain will be recognized for financial statement and tax purposes.

In addition, there are ongoing discussions with an institutional lender with respect to the possible repayment, by April 2016, of approximately $5.9 million of the $19.5 million in principal amount of mortgage debt owed to BRT by the Newark Joint  Venture. This debt, which is secured by properties owned by the venture, matures in June 2017 and bears an annual interest rate of 11%, of which 6% is paid on a monthly basis and 5% accrues and is to be paid in June 2016 and at maturity.  BRT has agreed to release certain of the properties secured by the mortgage debt upon receipt of the $5.9 million and the satisfaction of specified conditions.

Jeffrey A. Gould, President and Chief Executive Officer of BRT stated: “This sale simplifies our corporate structure and allows us to focus on our core interest of owning multi-family properties.”

Additional information regarding this transaction is set forth in BRT’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on February 24, 2016.

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including statements with respect to BRT’s loan origination and property ownership and operating activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. - Risk Factors” in BRT’s Annual Report on Form 10-K for the year ended September 30, 2015 and in the Quarterly Reports on Form 10-Q filed thereafter.

About BRT Realty Trust:

BRT is a real estate investment trust that owns, operates and develops multi-family properties. Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.BRTRealty.com.  Interested parties are encouraged to review the Form 10-K for the year ended September 30, 2015 and the Current Report on Form 8-K dated as of the date of this release filed with the Securities and Exchange Commission for additional information.

Contact:  Investor Relations

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132

www.BRTRealty.com